Exhibit 99

VIA NET.WORKS ANNOUNCES CHANGES TO ITS EXECUTIVE MANAGEMENT TEAM

READING, UK, 28 February 2003 — VIA NET.WORKS, Inc. (Nasdaq and EASE; VNWI) today announced the addition of three key executives to its executive management team, enhancing the company’s focus on revenue growth and product development. In addition, VIA announced that Karl Maier, who was hired in January 2002 as acting CEO and was later appointed to the position of President and Chief Operating Officer, would be leaving the company at the end of March 2003 after successfully achieving the 2002 objectives established for the company by the Board of Directors.

The three new executives are:

Dick Theunissen, Vice President, Product Management & Marketing. Mr. Theunissen began his career with ABN AMRO bank in Mergers & Acquisitions, focusing particularly on the telecommunications sector; he then joined KPN in 1996 in its cable division and later for KPN International.  From 1999 he was Vice President Product Management at KPNQwest.

Keith Westcott, Vice President, Indirect Sales. Mr. Westcott joins VIA with 20 years experience in sales and marketing in the IT, telecommunications and Internet sectors, holding previous posts with AT&T, Olivetti, Data General, ICL and KPNQwest in the US, UK, France and in pan-European roles.

Patrick Gaul, Vice President of Sales Operations.  Mr. Gaul has more than 26 years of experience in the telecommunications industry. He has held senior roles in Sales Management, Sales Operations and Channel Management.  He has worked within major companies in the Industry including AT&T, Infonet Services Corporation, and Masergy Communications.

Commenting on the three appointments and Mr. Maier’s departure, VIA CEO Rhett Williams said: “VIA owes Karl Maier a great debt of thanks for his contribution to the financial stabilization of the company. His accomplishments will now allow VIA to focus on moving the company forward to achieving its true potential as a successful European market player. His work in 2002 and our current financial position have enabled VIA to attract accomplished and qualified executives such as Patrick, Keith and Dick, who further strengthen our management team.”

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq & EASE: VNWI) is a single-source provider of managed Internet services for businesses. Serving businesses in Europe and the United States, VIA is committed to improving each customer’s business productivity and competitiveness.  VIA local operations offer a comprehensive portfolio of flexible and reliable managed Internet services encompassing areas such as connectivity, hosting, security, messaging, and professional services. VIA is a facilities- based Internet services company, managing its own backbone network. This unique combination — the agility of a local, customer-focused company and the reliability of an international high-speed network — allows VIA to be highly responsive to specific customer needs and to deliver quality solutions. VIA is headquartered at 25 Kings Road, Reading, Berkshire, RG1 3AR, UK. More information about VIA can be obtained by visiting the website at http://www.vianetworks.com